CONSENT OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP

We consent to the incorporation by reference in Post-Effective Amendments No. 31 and No. 15 to the registration statements of Putnam Money Market Fund and Putnam Tax Exempt Money Market Fund, respectively, on Form N-1A (File Nos. 2-55091 and 33-15238, respectively) ("Registration Statements") of our reports dated November 3, 2000, relating to the financial statements and financial highlights appearing in the September 30, 2000, Annual Reports for Putnam Money Market Fund and Putnam Tax Exempt Money Market Fund, which are also incorporated by reference in the Registration Statements. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statements.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2001